UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 9, 2005

HealthGate Data Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-28701	04-3220927
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (781) 685-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On May 9, 2005 HealthGate Data Corp. (“HealthGate”) sold substantially all the assets of HealthGate’s patient content repository business to EBSCO Publishing, Inc. (“EBSCO Publishing”) a wholly-owned subsidiary of EBSCO Information Services pursuant to the Asset Purchase Agreement between HealthGate and EBSCO Publishing, dated January 18, 2005.  HealthGate was paid $8.1 million in cash at closing for the assets, additionally EBSCO Publishing assumed approximately $2.1 million of liabilities of the patient content repository business.

HealthGate is retaining its Quality Improvement and Risk Management Solutions business, including its evidence-based medical guidelines and its Quality Architect and InteractiveIC products and services, which HealthGate plans to continue to develop, market and license.

In August 2004, HealthGate had sold to EBSCO Publishing the assets of “The Natural Pharmacist” complementary and alternative medicine database.

On May 10, 2005, HealthGate issued a press release relating to the Asset Purchase Agreement and the transaction contemplated by the Asset Purchase Agreement. The press release has been filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(b)  Pro Forma Financial Information.

As of the date of filing this Form 8-K, the Registrant has found it impracticable to complete the preparation of the pro forma financial information required in this Item.  The Registrant will file such required pro forma financial information when it is available, but in no event later than July 25, 2005.

(c) Exhibits.

Exhibit Number		Exhibit Description

10.1	**	Asset Purchase Agreement, dated January 18, 2005, between HealthGate Data Corp. and EBSCO Publishing, Inc. (excluding Schedules).

99.1	*	Press Release dated May 9, 2005, announcing HealthGate Data Corp.’s sale of its patient content repository business assets to EBSCO Publishing.

* Filed herewith

** Previously filed with Registrant’s Form 8-K dated January 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HealthGate Data Corp.

Date: May 13, 2005	By:	/s/ William S. Reece
William S. Reece
Chairman and Chief Executive Officer

	By:	/s/ Julie Furrier
Julie Furrier
Chief Financial Officer